Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:

Media Contact Ry Schwark Mentor Graphics 503.685.1660 ry_schwark@mentor.com	Investor Contact Joe Reinhart Mentor Graphics 503.685.1462 joe_reinhart@mentor.com

Mentor Graphics Amends and Restates Shareholder Rights Plan and Bylaws

WILSONVILLE, Ore., December 27, 2011—Mentor Graphics Corporation (NASDAQ: MENT) today announced that it has entered into an Amended and Restated Rights Agreement to renew its shareholder rights plan that would otherwise have expired on December 31, 2011 and also amended and restated the bylaws of the Company.

The Amended and Restated Rights Agreement amends the shareholder rights plan previously in effect by (i) extending the expiration date of the plan by 18 months to June 30, 2013, (ii) increasing the exercise price per right from $50 to $65, and (iii) making certain other technical and conforming changes. The Amended and Restated Rights Agreement was not adopted in response to any acquisition proposal.

The amended and restated bylaws were adopted to update the advance notice provisions with respect to stockholder proposals to provide, among other things, greater flexibility for stockholders in response to concerns raised by stockholders in connection with the 2011 Annual Meeting. The revisions (i) give stockholders more time to submit business proposals or director nominations by changing the advance notice deadline from 90 days before the anniversary of the prior year annual meeting to 30 days before the anniversary of the prior year proxy statement, (ii) increase from 10 days to 30 days the minimum time period for stockholders to submit business proposals or director nominations after announcement of a change in our annual meeting date, (iii) expand and modify the disclosure stockholders must provide when submitting proposals and nominations at special or annual meetings, and (iv) make certain other technical and conforming changes.

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8005 S.W. Boeckman Road — Wilsonville, OR 97070-7777 — 503-685-7000 — www.mentor.com

Mentor Graphics Amends and Restates Shareholder Rights Plan and Bylaws	Page 2

On December 27, 2011, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission that provides summaries of the terms of the Amended and Restated Rights Agreement and the amended and restated bylaws and includes copies of the Amended and Restated Rights Agreement and amended and restated bylaws as exhibits.

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of about $915 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s results of operation and long-term strategy. Investors are cautioned that these forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in Company filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

(Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owner.)

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8005 S.W. Boeckman Road — Wilsonville, OR 97070-7777 — 503-685-7000 — www.mentor.com